Exhibit 99.1
APACHE TO OFFER 21 MILLION SHARES OF COMMON STOCK
AND $1.1 BILLION OF MANDATORY CONVERTIBLE PREFERRED STOCK
      Houston, July 20, 2010 — Apache Corporation (NYSE: APA) today announced that it is commencing a registered underwritten public offering of 21 million shares of its common stock. Concurrently with the common stock offering, Apache is commencing a separate registered underwritten public offering of $1.1 billion of mandatory convertible preferred stock consisting of 22 million depositary shares, each of which represents a 1/20th interest in a share of Apache’s Mandatory Convertible Preferred Stock, Series D, with an initial liquidation preference of $1,000 per share (equivalent to $50 liquidation preference per depositary share). Apache will grant the underwriters a 30-day option to purchase up to 3.15 million additional shares of its common stock and up to 3.3 million additional depositary shares. The offering of common stock is not contingent upon the offering of the depositary shares, and the offering of the depositary shares is not contingent upon the offering of the common stock.
      Goldman, Sachs & Co., BofA Merrill Lynch, Citi and J.P. Morgan will act as joint book-running managers for the offerings. These securities will be issued under Apache’s existing shelf registration statement with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplements, the prospectus supplements and accompanying base prospectus related to the offerings may be obtained from the following firms at the addresses set forth below:
Goldman, Sachs & Co.
Attention: Prospectus Department
200 West Street
New York, NY 10282-2198
Telephone: (866) 471-2526
Email: prospectus-ny@ny.email.gs.com
BofA Merrill Lynch,
4 World Financial Center,
New York, NY 10080,
Attn: Preliminary Prospectus Department
email: dg.prospectus_requests@baml.com

Citigroup Global Markets Inc.
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Telephone: (800) 831-9146
Email: batprospectusdept@citi.com
J.P. Morgan Securities Inc.
via Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Telephone: (866) 803-9204
      Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
-end-
      This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
      This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our Web site and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Other than as required by law, Apache assumes no duty to update these statements as of any future date.